QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.3

Independent Auditors' Consent

The Board of Directors
Professional Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-90198) on Form S-3 of First Community Bancorp of our report dated August 8, 2001, relating to the consolidated balance sheet of Professional Bancorp, Inc. and subsidiary as of December 31, 2000, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows for the year ended December 31, 2000, which report appears in the registration statement (No. 333-65582) on Form S-4 of First Community Bancorp and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

San Diego, California
July 11, 2002

QuickLinks

Independent Auditors' Consent